As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARVINAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2566120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Science Park

395 Winchester Ave.

New Haven, Connecticut 06511

(203) 535-1456

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Houston, Ph.D.

Chief Executive Officer

Arvinas, Inc.

5 Science Park

395 Winchester Ave.

New Haven, Connecticut 06511

(203) 535-1456

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian A. Johnson, Esq.

Caroline Dotolo, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Telephone: (212) 230-8800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

16,385,922 SHARES

COMMON STOCK

This prospectus relates to the resale from time to time of up to 16,385,922 shares of common stock of Arvinas, Inc. by the selling stockholders listed on page 8, including their transferees, pledgees or donees or their respective successors, which includes 3,422,380 shares of our common stock issuable upon the exercise of pre-funded warrants to purchase shares of our common stock, issued to the selling stockholders in our November 2023 private placement. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 18. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 8.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ARVN.” On December 6, 2023, the closing sale price of our common stock on the Nasdaq Global Select Market was $30.30 per share. You are urged to obtain current market quotations for our common stock.

Our business and investing in our common stock involve significant risk. See “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference in this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2023.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 4 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Arvinas, Inc.

We are a clinical-stage biotechnology company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development and commercialization of therapies that degrade disease-causing proteins. We use our PROTAC Discovery Engine, our proprietary technology platform to engineer proteolysis targeting chimeras, or PROTAC targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. We believe that our targeted protein degradation approach is a therapeutic modality that may provide distinct advantages over existing modalities, including traditional small molecule therapies and gene-based medicines. We have a robust preclinical pipeline of PROTAC protein degraders targeting a broad range of intracellular disease targets, including those representing proteins that currently cannot be addressed by existing small molecule therapies, commonly referred to as “undruggable” targets. We are using our PROTAC Discovery Engine to build an extensive pipeline of protein degradation product candidates to target diseases in areas of unmet need, including oncology (including immuno-oncology), neuroscience and other therapeutic areas. We have three investigational clinical stage programs: Vepdegestrant (ARV-471), a novel PROTAC estrogen receptor, or ER, protein degrader for the treatment of patients with locally advanced or metastatic ER positive / human epidermal growth factor receptor 2, or HER2, negative, or ER+/HER2-, breast cancer and ARV-766 and bavdegalutamide (ARV-110), each an oral PROTAC protein degrader that targets the androgen receptor protein for the treatment of men with metastatic castration-resistant prostate cancer. We, as part of our overall business strategy, selectively assess opportunities for potential collaboration, license, marketing and royalty arrangements, and similar transactions, to advance and accelerate the development and enhance the commercial potential of our product candidates.

Corporate Information

We were formed under the laws of the State of Delaware in February 2013 as a limited liability company under the name Arvinas, LLC. In July 2013, Arvinas, LLC converted into a Delaware corporation and changed its name to Arvinas, Inc. In December 2014, we completed a series of transactions pursuant to which Arvinas, Inc. became a direct, wholly owned subsidiary of Arvinas Holding Company, LLC, a Delaware limited liability company. Immediately prior to our initial public offering, we converted from a Delaware limited liability company to a Delaware corporation and changed our name to Arvinas, Inc. Our office is located at 5 Science Park, 395 Winchester Ave., New Haven, CT 06511 and our telephone number is (203) 535-1456. Our website address is www.arvinas.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Unless the context otherwise indicates, references in this prospectus to “Arvinas,” “we,” “our,” “us,” and “the Company” refer, collectively, to Arvinas, Inc. and our consolidated subsidiaries.

Private Placement

On November 24, 2023, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we issued and sold an aggregate of (1) 12,963,542 shares of our common stock at a price of $21.36 per share and (2) to one investor, in lieu of shares of our common stock, pre-funded warrants to purchase 3,422,380 shares of our common stock for a price of $21.359 per pre-funded warrant, in a private placement to certain institutional accredited investors. Each pre-funded warrant has an exercise price of $0.001 per share, is exercisable immediately and is exercisable until the pre-funded warrant is exercised in full. The closing of the issuance and sale of these securities was consummated on November 28, 2023.

We received gross proceeds of approximately $350.0 million from the sale of these securities, before deducting placement agent fees and offering expenses.

For a detailed description of the transactions contemplated by the securities purchase agreement with the selling stockholders and the securities issued pursuant thereto, see the section entitled “Selling Stockholders” in this prospectus. We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the registration rights agreement entered into concurrently with the securities purchase agreement with the selling stockholders to provide for the resale by the selling stockholders of the shares of common stock offered hereby.

THE OFFERING

Common stock offered by selling stockholders	16,385,922 shares, including 3,422,380 shares issuable upon exercise of pre-funded warrants.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market symbol	“ARVN”.

RISK FACTORS

Investing in our common stock involves significant risks. You should carefully consider the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission, or the SEC, that are incorporated by reference herein, before making an investment decision pursuant to this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus and the information incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “goals,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•

the initiation, timing, progress and results of our current and future clinical trials of vepdegestrant (ARV-471), ARV-766 and bavdegalutamide (ARV-110), including statements regarding the period during which the results of the clinical trials will become available;

•

the timing of, and our ability to obtain, marketing approval of vepdegestrant (ARV-471), ARV-766 and bavdegalutamide (ARV-110), and the ability of vepdegestrant (ARV-471), ARV-766, bavdegalutamide (ARV-110) and our other product candidates to meet existing or future regulatory standards;

•	the potential achievement of milestones and receipt of payments under our collaborations, including our collaboration with Pfizer Inc. entered into in July 2021;

•	our plans to pursue research and development of other product candidates;

•	our plans to submit Investigational New Drug Applications and/or Clinical Trial Applications;

•	the potential advantages of our platform technology and our product candidates;

•	the extent to which our scientific approach and platform technology may potentially address a broad range of diseases and disease targets;

•	the potential receipt of revenue from future sales of our product candidates;

•	the rate and degree of market acceptance and clinical utility of our product candidates;

•	our estimates regarding the potential market opportunity for our product candidates;

•	our sales, marketing and distribution capabilities and strategy;

•	our ability to establish and maintain arrangements for manufacture of our product candidates;

•	our ability to enter into additional collaborations with third parties;

•	our intellectual property position;

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	the impact of government laws and regulations; and

•	our competitive position.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk

Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

On November 24, 2023, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling stockholders, pursuant to which we issued and sold an aggregate of (1) 12,963,542 shares of our common stock at a price of $21.36 per share and (2) to one investor, in lieu of shares of our common stock, pre-funded warrants to purchase 3,422,380 shares of our common stock for a price of $21.359 per pre-funded warrant, in a private placement to certain institutional accredited investors, which we refer to as the Private Placement. The closing of the issuance and sale of these securities was consummated on November 28, 2023. Each pre-funded warrant has an exercise price of $0.001 per share, is exercisable immediately and is exercisable until the pre-funded warrant is exercised in full. The shares issuable upon exercise of the pre-funded warrants will become eligible for sale by the selling stockholders under this prospectus only when the pre-funded warrants are exercised. We cannot predict when or whether any of the selling stockholders who hold pre-funded warrants will exercise their pre-funded warrants.

Under the terms of the pre-funded warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of our common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to us subject to the terms of such warrants, provided that such percentage may in no event exceed 19.99%. We refer to such percentage limitation as the Beneficial Ownership Limitation.

In connection with the Private Placement, we entered into a registration rights agreement with the selling stockholders, dated as of November 24, 2023, or the Registration Rights Agreement, pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the Private Placement and the shares of common stock issuable upon exercise of the pre-funded warrants sold in the Private Placement. We agreed to file such registration statement no later than 30 days following the closing of the Private Placement, and to keep such registration statement effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold or can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereof) promulgated under the Securities Act, and (2) five years after the closing of the Private Placement. We have granted the selling stockholders customary indemnification rights in connection with the registration statement. The selling stockholders have also granted us customary indemnification rights in connection with the registration statement. The registration statement of which this prospectus is a part has been filed in accordance with the Registration Rights Agreement.

The foregoing summary descriptions of the Purchase Agreement, the pre-funded warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as exhibits to our Current Report on Form 8-K filed on November 27, 2023, and are incorporated by reference herein.

This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of our common stock that were issued to the selling stockholders pursuant to the Purchase Agreement, plus the total number of shares of our common stock issuable upon exercise of the pre-funded warrants issued or issuable to the selling stockholders, without giving effect to the Beneficial Ownership Limitation described above. The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of November 28, 2023. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed in the table below as offering shares, as well as their respective pledgees, donees, transferees or other successors-in-interest. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of our common stock and the shares underlying the pre-funded warrants issued or issuable to the selling stockholders pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described above. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution.”

The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes all shares of our common stock beneficially held by such selling stockholder as of November 28, 2023, which includes (1) all shares of common stock purchased by such selling stockholder in the Private Placement and (2) all shares of common stock issuable upon exercise of the pre-funded warrants purchased by such selling stockholder in the Private Placement, subject to the Beneficial Ownership Limitation. The percentages of shares owned before and after the offering are based on 67,999,007 shares of common stock outstanding as of November 28, 2023, which includes the outstanding shares of common stock offered by this prospectus but does not include any shares of common stock offered by this prospectus that are issuable pursuant to pre-funded warrants and are deemed outstanding in the table below because they are beneficially owned by a person.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights of shares of our common stock within 60 days. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding the shares of common stock issuable upon the exercise of pre-funded warrants held by that selling stockholder described above up to the Beneficial Ownership Limitation because such shares are exercisable within 60 days of November 28, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage	Offered	Number	Percentage
Entities affiliated with EcoR1(3)	6,800,493	9.99%	4,681,808	5,467,063	8.00%
Entities affiliated with RTW(4)	4,213,483	6.20%	4,213,483	—	—
Entities affiliated with Avidity(5)	2,996,359	4.40%	1,872,659	1,123,700	1.70%
Nextech VII Oncology SCSp(6)	1,404,494	2.10%	1,404,494	—	—
Entities advised or Subadvised by T. Rowe Price Associates, Inc.(7)	2,807,369	4.10%	795,880	2,011,489	3.00%
Boxer Capital, LLC(8)	608,614	*	608,614	—	—
Citadel CEMF Investments Ltd.(9)	561,797	*	561,797	—	—
Entities affiliated with Venrock(10)	468,164	*	468,164	—	—
RA Capital Healthcare Fund, L.P.(11)	421,348	*	421,348	—	—
Adage Capital Partners, L.P.(12)	374,531	*	374,531	—	—
Biotech Target N.V.(13)	2,494,531	3.70%	374,531	2,120,000	3.10%
Entities affiliates with Great Point Partners(14)	234,082	*	234,082	—	—
Perceptive Life Sciences Master Fund, Ltd.(15)	234,082	*	234,082	—	—
ArrowMark Life Science Fund II, LP(16)	140,449	*	140,449	—	—

*	Less than one percent.

(1)

The number of shares our common stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including shares issuable upon the exercise of pre-funded warrants issued in the Private Placement, without giving effect to the Beneficial Ownership Limitation.

(2)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, including common stock issuable upon exercise of the pre-funded warrants sold in the Private Placement.

(3)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 6,351,948 shares of common stock held by EcoR1 Capital Fund Qualified, L.P., (ii) 74,002 shares of common stock which may be acquired upon exercise of pre-funded warrants held by EcoR1 Capital Fund Qualified, L.P. and (iii) 374,543 shares of common stock held by EcoR1 Capital Fund, L.P. EcoR1 Capital Fund Qualified, L.P. and EcoR1 Capital Fund, L.P., or collectively, the EcoR1 Funds, are prohibited from exercising such pre-funded warrants, if as a result of such exercise, the EcoR1 Funds would beneficially own more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. As a result, the shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” do not include (i) 3,177,259 shares of common stock which may be acquired upon exercise of pre-funded warrants held by EcoR1 Capital Fund Qualified, L.P. and (ii) 171,119 shares of common stock which may be acquired upon exercise of pre-funded warrants held by EcoR1 Capital Fund, L.P. The shares reported under “Number of Shares of Common Stock Being Offered” do not give effective to the Beneficial Ownership Limitation and consist of (i) 1,196,457 shares of common stock held by EcoR1 Capital Fund Qualified, L.P., (ii) 3,251,261 shares of common stock which may be acquired upon exercise of pre-funded warrants held by EcoR1 Capital Fund Qualified, L.P., (iii) 62,971 shares of common stock held by EcoR1 Capital Fund, L.P., and (iv) 171,119 shares of common stock which may be acquired upon exercise of pre-funded warrants held by EcoR1 Capital Fund, L.P. The EcoR1 Funds are managed by EcoR1 Capital, LLC (“EcoR1”). Oleg Nodelman, the manager of EcoR1, has shared voting control and investment discretion over the securities reported herein that are held by the EcoR1 Funds. As a result, Mr. Nodelman may be deemed to have beneficial ownership of the securities that are held by the EcoR1 Funds. The address of EcoR1 Funds is 357 Tehama Street #3, San Francisco, CA 94103.

(4)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 4,213,483 shares of common stock held in the aggregate by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Biotech Opportunities, Ltd, or collectively, the RTW Funds. RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

(5)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 2,151,359 shares of common stock held by Avidity Master Fund LP, and (ii) 845,000 shares of common stock held by Avidity Private Master Fund I LP. Avidity Master Fund LP is a Cayman exempted limited partnership, and Avidity Private Master Fund I LP is a Cayman exempted limited partnership. Avidity Master Fund LP and Avidity Private Master Fund I LP are collectively referred to as the Avidity Funds. The general partner of each of the Avidity Funds is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP is the investment manager of each of the

Avidity Funds. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. Each of the entities and individuals referenced in this paragraph may be deemed to beneficially own the shares held by the Avidity Funds. Certain affiliates of the Avidity Funds, which are not selling stockholders, may also own shares of common stock. The address of the Avidity Funds is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201.
(6)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 1,404,494 shares of common stock held by Nextech VII Oncology SCSp. The general partner of Nextech VII Oncology SCSp is Nextech VII GP S.a.r.l. The managers of Nextech VII GP S.a.r.l are Ian Charoub, Costas Constantinides and Rocco Sgobbo. These individuals may be deemed to have shared voting and investment power of the securities held by Nextech VII Oncology SCSp. Each of these individuals disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of Nextech VII Oncology SCSp is 8, rue Lou Hemmer, L-1748 Senningerberg, Luxembourg.

(7)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 664,459 shares of common stock held by T. Rowe Price Health Sciences Fund, Inc., (ii) 66,774 shares of common stock held by TD Mutual Funds – TD Health Sciences Fund, (iii) 30,902 shares of common stock held by T. Rowe Price Health Sciences Portfolio, (iv) 1,690,161 shares of common stock held by T. Rowe Price New Horizons Fund, Inc., (v) 67,412 shares of common stock held by New York City Deferred Compensation Plan, (vi) 276,846 shares of common stock held by T. Rowe Price New Horizons Trust, and (vii) 10,815 shares of common stock held by T. Rowe Price U.S. Equities Trust (collectively, the “T. Rowe Price Entities”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Entities. For purposes of the reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of the securities owned by the T. Rowe Price Entities, however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for the T. Rowe Price Entities is 100 East Pratt Street, Baltimore, MD 21202.

(8)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 608,614 shares of common stock held by Boxer Capital, LLC. Boxer Asset Management Inc. is the managing member of Boxer Capital, LLC. Joseph C. Lewis is the sole indirect owner of Boxer Asset Management Inc. Boxer Capital, LLC, Boxer Asset Management Inc., and Mr. Lewis have shared power to vote (or direct the vote) and/or to dispose (or direct the disposition of) the securities held by Boxer Capital, LLC. Boxer Asset Management Inc. and Mr. Lewis disclaim beneficial ownership over the securities owned by Boxer Capital, LLC, except to the extent of their pecuniary interests therein. The principal address for Boxer Capital, LLC is 12860 El Camino Real, Suite 300, San Diego, CA 02130. The principal address for both Boxer Asset Management Inc. and Mr. Lewis is Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, Bahamas.

(9)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 561,797 shares of common stock held by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC. Citadel GP LLC is the General Partner of Citadel Advisors Holdings LP. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF Investments Ltd. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas, Southeast Financial Center, 200 S. Biscayne Blvd. Suite 3300, Miami, FL 33131.

(10)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 455,356 shares of common stock held by Venrock Healthcare Capital Partners EG, LP, (ii) 11,644 shares of common stock held by Venrock Healthcare Capital Partners III, L.P., and (iii) 1,164 shares of common stock held by VHCP Co-Investment Holdings III, LLC. VHCP Management III, LLC, or VHCPM, is the sole general partner of Venrock Healthcare Capital Partners III, L.P. and the sole manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC, or VHCPM EG, is the sole general partner of Venrock Healthcare Capital Partners EG, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(11)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 421,348 shares of common stock held by RA Capital Healthcare Fund, L.P. RA Capital Management, L.P. is the investment manager for RA Capital Healthcare Fund, L.P. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RA Capital Healthcare Fund, L.P. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed here is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(12)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 374,531 shares of common stock held by Adage Capital Partners, L.P. Bob Atchinson and Philip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such securities, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(13)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 2,494,531 shares of common stock held by Biotech Target N.V. Biotech Target N.V. is a wholly-owned subsidiary of BB Biotech AG. Accordingly, BB Biotech AG may be deemed to be the indirect beneficial owner of the securities of the Company held directly or indirectly by Biotech Target N.V. BB Biotech AG is a publicly listed entity in Switzerland. The address of Biotech Target N.V. is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curacao.

(14)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 132,958 shares of common stock held by Biomedical Value Fund, L.P. (“BMVF”), (ii) 85,206 shares of common stock held by Biomedical Offshore Value Fund, Ltd. (“BMOVF”), and (iii) 15,918 shares of common stock held by Cheyne Select Master Fund ICAV – Cheyne Global Equity Fund (“CGEF”), or collectively, the Great Point Funds. Great Point Partners, LLC, or Great Point, is the investment manager of BMVF and BMOVF and the sub-advisor to CGEF, and by virtue of such status may be deemed to be the beneficial owner of the securities held by the Great Point Funds. Each of Dr. Jeffrey R. Jay, M.D., as Senior Managing Member of Great Point, and Mr. Ortav Yehudai, as Managing Director of Great Point, has voting and investment power with respect to securities held by the Great Point Funds, and therefore may be deemed to be the beneficial owner of the securities held by the Great Point Funds. Notwithstanding the above, Great Point, Dr. Jay and Mr. Yehudai disclaim beneficial ownership of the securities held by the Great Point Funds except to the extent of their respective pecuniary interests. The address of the Great Point Funds is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(15)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 234,082 shares of common stock held by Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors LLC is the investment manager to Perceptive Life Sciences Master Fund, Ltd and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors LLC. Perceptive Advisors LLC and Mr. Edelman may be deemed to beneficially own the shares held by Perceptive Life Sciences Master Fund, Ltd. Perceptive reports that it holds shared voting power and dispositive power with respect to the shares held by it. The address of Perceptive Life Sciences Master Fund, Ltd is 51 Astor Place, 10th Floor, New York, NY 10003.

(16)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of 140,449 shares of common stock held by ArrowMark Life Science Fund II, LP. ArrowMark Colorado Holdings is the investment adviser to ArrowMark Life Science Fund II, LP. By virtue of this relationship, ArrowMark Colorado Holdings may be deemed to be a beneficial owner of the securities held by ArrowMark Life Science Fund II, L.P. insofar as it may be deemed to have shared voting and dispositive power with respect to these securities. David Corkins is the managing member of ArrowMark Colorado. The address of ArrowMark Life Science Fund II, LP is 100 Fillmore Street, Suite 325, Denver, CO 80206.

Relationships with Selling Stockholders

None of the selling stockholders has held any position or office with, or otherwise had a material relationship with us, or any of our subsidiaries within the past three years.

For a period of 24 months after the closing of the Private Placement, subject to specified conditions, we have agreed that EcoR1 Capital, LLC will have the right to nominate one of its partners as a member of our board of directors as a Class II director.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of November 28, 2023, we had issued and outstanding 67,999,007 shares of our common stock and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person, by means of remote communication in a manner, if any, authorized by the board of directors in its sole discretion, or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose only by the board of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our bylaws, all elections of directors shall be decided by a plurality of the votes cast by the stockholders entitled to vote on the election, and all other questions shall be decided by a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.

Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation, Dissolution and Winding Up. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock; or

•	maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combinations to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Staggered Board; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Neither of these choice of forum provisions would affect suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, jurisdiction over which is exclusively vested by statute in the United States federal courts, or any other claim for which United States federal courts have exclusive jurisdiction.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the pre-funded warrants by payment of cash, however, we will receive the exercise price of the pre-funded warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (i) the date on which all of the shares covered by this prospectus have been sold or can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereof) promulgated under the Securities Act, and (ii) five years after the closing of the Private Placement.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements of the Company incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.arvinas.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities offered under this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-38672) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed on February 23, 2023, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2023 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, as filed on May 5, 2023, August 8, 2023 and November 7, 2023, respectively;

•

Current Reports on Form 8-K as filed on January 9, 2023 (other than Items 7.01 and 9.01), June  8, 2023 (other than Items 7.01 and 9.01), June  21, 2023, October  23, 2023 (other than Items 7.01 and 9.01), November  27, 2023 and December 6, 2023 (other than Item 7.01); and

•

The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on September 21, 2018, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020, and including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Arvinas, Inc.

5 Science Park

395 Winchester Ave.

New Haven, Connecticut 06511

(203) 535-1456

16,385,922 SHARES

COMMON STOCK

PROSPECTUS

December 8, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Arvinas, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$54,781
Legal fees and expenses	$40,000
Accounting fees and expenses	$30,000
Miscellaneous fees and expenses	$5,219

Total expenses	$130,000

Item 15. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete DGCL, and our certificate of incorporation and bylaws.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors or officers to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except (1) where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law or obtained an improper personal benefit, (2) where any director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or (3) for any officer, in any action by or in the right of the corporation. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with all of our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-38672) filed with the SEC on October 1, 2018)

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38672) filed with the SEC on June 21, 2023)

4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38672) filed with the SEC on November 27, 2023)

4.4	Securities Purchase Agreement, dated November 24, 2023, by and among the Registrant and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38672) filed with the SEC on November 27, 2023)

Exhibit Number	Description

4.5	Registration Rights Agreement, dated November 24, 2023, by and among the Registrant and the other parties thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38672) filed with the SEC on November 27, 2023)

4.6	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-227112) filed with the SEC on August 30, 2018)

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 filed herewith)

24.1*	Power of Attorney (included on the signature page of this registration statement)

107*	Filing Fee Table

*	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on December 8, 2023.

ARVINAS, INC.

By:	/s/ John Houston, Ph.D.
Name: John Houston, Ph.D.
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Arvinas, Inc. hereby severally constitute and appoint John Houston, Ph.D., Sean Cassidy and Randy Teel, and each of them singly, our true and lawful attorneys-in-fact with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Arvinas, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Houston, Ph.D. John Houston, Ph.D.	President, Chief Executive Officer, and Chairman of the Board of Directors (principal executive officer)	December 8, 2023

/s/ Sean Cassidy Sean Cassidy	Chief Financial Officer (principal financial officer)	December 8, 2023

/s/ David K. Loomis David K. Loomis	Vice President and Chief Accounting Officer (principal accounting officer)	December 8, 2023

/s/ Sunil Agarwal, M.D. Sunil Agarwal, M.D.	Director	December 8, 2023

/s/ Edward Kennedy, Jr. Edward Kennedy, Jr.	Director	December 8, 2023

/s/ Linda Bain Linda Bain	Director	December 8, 2023

/s/ Everett Cunningham Everett Cunningham	Director	December 8, 2023

/s/ Briggs Morrison, M.D. Briggs Morrison, M.D.	Director	December 8, 2023

/s/ Leslie Norwalk Leslie Norwalk	Director	December 8, 2023

/s/ John Young John Young	Director	December 8, 2023

/s/ Laurie Smaldone Alsup, M.D. Laurie Smaldone Alsup, M.D.	Director	December 8, 2023

/s/ Wendy Dixon Wendy Dixon	Director	December 8, 2023